Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Luis Fernandez-Moreno Elected to
Celanese Board of Directors

DALLAS (September 16, 2026) - Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today announced that Luis Fernandez-Moreno has been elected to the Company’s Board of Directors. A seasoned public and private company director, Mr. Fernandez-Moreno, 64, currently serves on the boards of Ingevity Corporation, a global specialty materials company, where he has been a director since 2016 and served as interim President and CEO from October 2024 to April 2025, and Select Water Solutions, a provider of sustainable water and chemical solutions to the energy industry. He brings over 40 years of experience and leadership in the performance materials, specialty ingredients and coatings industries across North America, Latin America and Europe. His background spans corporate strategy, growth and innovation, and mergers and acquisitions, giving him a broad perspective on managing global chemicals businesses. He will join the Celanese Board effective September 16, 2026, bringing the total number of Board members to 11 (10 of whom are independent).

Mr. Fernandez-Moreno served as Senior Vice President at Ashland, Inc. from 2013 to 2017 as President of the Chemicals Group and of Specialty Ingredients. Prior to that role, he served as the President of Ashland’s Water Technologies business. Before joining Ashland, he was Executive Vice President at Arch Chemicals, responsible for the HTH Water Products and the Wood Protection businesses. Following The Dow Chemical Company’s acquisition of Rohm & Haas Company, where he served in positions of increasing responsibility for 25 years, Fernandez-Moreno was named Group Vice President for the newly formed Dow Coatings Materials business.

Mr. Fernandez-Moreno holds a Bachelor of Science in Chemical Engineering from Universidad Iberoamericana in Mexico and is a graduate of the Wharton Management Certificate Program at the University of Pennsylvania.

"We are pleased to welcome Luis to the Board," stated Ed Galante, Chair of the Board at Celanese Corporation. "Having led multibillion-dollar specialty chemicals businesses across multiple continents, Luis brings significant strategic and operational experience that is directly relevant to Celanese. His proven ability to drive profitable growth and position global businesses for long-term value creation will be instrumental as we continue to advance the Company’s strategic priorities and drive value for our shareholders."

About Celanese

Celanese is a global leader in chemistry, producing specialty material solutions used across most major industries and consumer applications. Our businesses use our chemistry, technology and commercial expertise to create value for our customers, employees and shareholders. We support sustainability by responsibly managing the materials we create and growing our portfolio of sustainable products to meet customer and societal demand. We strive to make a positive impact in our communities and to foster inclusivity across our teams. Celanese Corporation is a Fortune 500 company that employed more than 11,000 employees worldwide as of December 31, 2025 with 2025 net sales of $9.5 billion.

Celanese Contacts:

Investor Relations	Media - U.S.	Media - Europe	Media - Asia
Bill Cunningham	Jamaison Schuler	Petra Czugler	Maria Xia
Phone: +1 302 772 5231	Phone: +1 972 443 4400	Phone: +49 69 45009 1206	Phone: +86 21 3861 9368
william.cunningham@celanese.com	media@celanese.com	petra.czugler@celanese.com	maria.xia@celanese.com